Exhibit 99.1

News Announcement                 For Immediate Release

NEXSTAR MEDIA GROUP FIRST QUARTER NET REVENUE

RISES 111.3% TO A RECORD $540.3 MILLION

Net Revenue Growth Drives 1Q Record Operating Income of $110.1 Million, Record BCF of $188.2 Million,

Adjusted EBITDA of $171.5 Million and Free Cash Flow of $102.2 Million, Before One-Time Transaction Expenses

IRVING, Texas – May 9, 2017 – Nexstar Media Group, Inc. (NASDAQ: NXST) (“Nexstar” or “the Company”) today reported record financial results for the first quarter ended March 31, 2017 as summarized below.  On January 17, 2017, Nexstar completed its acquisition of Media General, Inc. and also closed on the divestitures of 13 television stations.  All actual results presented herein reflect the impact of $47.7 million of one-time transaction expenses incurred in the quarter ended March 31, 2017.  The actual results presented herein for the three months ended March 31, 2017 reflect the Company’s legacy Nexstar broadcasting and digital operations (less seventy-three days of results from six Nexstar station divestitures) and seventy-three days of results from the Media General stations (net of divestitures).  The comparable three month period ended March 31, 2016 reflects the Company’s legacy Nexstar broadcasting and digital operations.

Summary 2017 First Quarter Highlights

	Three Months Ended March 31,
($ in thousands)	2017	2016	Change
Local Revenue	$202,430	$93,767	+115.9%
National Revenue	$77,711	$35,450	+119.2%
Core Advertising Revenue	$280,141	$129,217	+116.8%

Political Revenue	$1,995	$11,754	(83.0)%
Retransmission Fee Revenue	$231,895	$97,313	+138.3%
Digital Revenue	$46,705	$22,533	+107.3%
Other	$4,461	$1,605	+177.9%
Trade and Barter Revenue	$12,442	$11,417	+9.0%
Gross Revenue	$577,639	$273,839	+110.9%
Less: Agency Commission	$37,322	$18,181	+105.3%
Net Revenue	$540,317	$255,658	+111.3%

Gross Revenue Excluding Political	$575,644	$262,085	+119.6%

Income from Operations	$110,151	$57,929	+90.1%

Broadcast Cash Flow(1)	$188,213	$98,063	+91.9%
Broadcast Cash Flow Margin(2)	34.8%	38.4%

Adjusted EBITDA Before One-Time Transaction Expenses(1)	$171,490	$86,765	+97.6%
Adjusted EBITDA Before One-Time Transaction Expenses Margin(2)	31.7%	33.9%

Nexstar Media Group, 5/9/17

Adjusted EBITDA(1)	$123,814	$82,252	+50.5%
Adjusted EBITDA Margin(2)	22.9%	32.2%

Free Cash Flow Before One-Time Transaction Expenses(1)	$102,213	$56,633	+80.5%
Free Cash Flow(1)	$54,537	$52,120	+4.6%

(1)	Definitions and disclosures regarding non-GAAP financial information including reconciliations are included at the end of the press release.
(2)	Broadcast cash flow margin is broadcast cash flow as a percentage of net revenue. Adjusted EBITDA margin is Adjusted EBITDA as a percentage of net revenue.

CEO Comment

Perry A. Sook, Chairman, President and Chief Executive Officer of Nexstar Broadcasting Group, Inc. commented, “Nexstar’s record first quarter results highlight our expanded scale, ongoing diversification and unwavering commitment to localism, innovation and growth as we capitalize on the many opportunities to serve viewers and businesses in our local markets.  Our record first quarter net revenue led to record cash flows before the impact of $47.7 million of one-time transaction expenses which we disclosed and estimated at $46.0 million on our fourth quarter conference call.  A partial quarter’s contribution from the Media General transaction and the continued strength of Nexstar’s legacy operations led to triple digit growth in all of our non-political revenue sources and combined with our expense discipline and focus on managing operations for cash flow, resulted in BCF, Adjusted EBITDA and free cash flow growth before transaction expenses of 91.9%, 97.6% and 80.5%, respectively.  Importantly, the Media General integration and synergy realization plans are proceeding ahead of schedule, and to date we have harvested approximately 85% of the $81 million of year one synergies we previously identified.

“We remain confident that significant year-over-year growth in our non-political revenue sources will continue throughout the year, and we expect 2017 to mark the Company’s sixth consecutive year of record financial results.  With the operating momentum across our business and our integration initiatives proceeding according to plan, we remain confident in Nexstar’s ability to meet or exceed our targets for average annual free cash flow in the 2017/2018 cycle of approximately $565 million, or approximately $12.00 per share, per year. Overall, the Media General transaction is meeting our expectations and will result in excess of 55% growth in our annual average pro forma 2017/2018 free cash flow per share relative to the record performance of our legacy operations in 2016.

“For the quarter, net revenue rose 111% as our increased scale and the ongoing execution of our strategies to leverage our local content and diversify our revenue sources more than offset the $9.8 million year-over-year decline in political advertising. First quarter core television ad revenue growth of 117% was complemented by a 138% rise in retransmission fee revenue and a 107% increase in digital media revenue both of which benefited from organic growth as well the addition of the Media General operations. Our strong local sales teams and focus on managing core ad inventory resulted in a modest increase in pro forma combined Company same-station local advertising revenue, despite the absence of political and soft first quarter GDP trends as the U.S. economy grew during the period at its weakest pace in three years. Reflecting transaction-related growth and our historical success in growing political ad spending during odd-year cycles, we reported first quarter political revenue of approximately $2 million marking a 454% rise over the comparable 2015 period. Notably, excluding political, gross revenue grew 120% in the first quarter compared to the prior year, reflecting Nexstar’s further success in leveraging the value of our television broadcasting operating model and content creation capabilities into a diversified platform with multiple high margin revenue streams.

Nexstar Media Group, 5/9/17

“Highlighting further success against our diversification initiatives, combined digital media and retransmission fee revenue of $278.6 million more than doubled compared to the prior year period and accounted for 51.6% of net revenue marking the highest contribution to our quarterly revenue mix for the combined metric and significant growth over the 2016 first quarter level of 46.9%.  The year-over-year increase in first quarter non-television revenue reflects new distribution agreements reached in late 2016 with multichannel video programming distributors covering approximately 10 million subscribers, Media General revenue synergies related to the after acquired clauses in our retransmission consent contracts, and our expanded digital operations.

“The rise in first quarter station direct operating expenses (net of trade expense) and SG&A expense primarily reflects the operation of acquired stations and digital assets and increases in network affiliation expense. First quarter corporate expense was in line with our overall guidance and our prior indication that we would incur transaction costs related to the completion of the Media General transaction and certain divestitures.

“With significant and growing free cash flow Nexstar has excellent visibility to delivering on or exceeding our free cash flow targets in the current cycle and a clear path for the continued near- and long-term enhancement of shareholder value. As always, we remain focused on actively managing our capital structure to provide the financial flexibility to support our near- and long-term growth.  In this regard, subsequent to the closing of the Media General transaction, Nexstar made voluntary prepayments on its Term Loan B amounting to $125.0 million and called the entire $525 million of the 6.875% senior unsecured notes. As a result, we reduced our funded debt at March 31, 2017, by [$650] million relative to the levels at the time we closed the Media General transaction. We continue to expect Nexstar’s net leverage, absent additional strategic activity, to be in the high 4x range at the end of 2017 and to decline to the mid 3x range by the end of 2018.

“To ensure precise execution across our significantly expanded operating base, during the first quarter we promoted Tim Busch to serve as President of the Nexstar Broadcasting Inc., announced three newly-created regional managers and moved quickly to fill open general manager positions and to date have hired or promoted 22 new station GMs. We also hired our Washington D.C. News Bureau Chief, CBS News veteran Bill Mondora, who will leverage our expanded team of journalists and production resources to deliver local content to communities across Nexstar’s markets. We added sales resources to the former Media General markets and continue to transition our stations onto the same operating systems, platforms and services.  We also announced the appointment of technology venture capital investor and former Rubicon Project president and board member, Greg Raifman, to President of Nexstar Digital LLC. Greg brings outstanding leadership and entrepreneurial skills to Nexstar and a record of success in efficiently scaling advertising technology and services companies to a position of market leadership while accelerating revenue growth. He will continue the progress we have made integrating our digital products under the Nexstar Digital brand, while evaluating new potential complementary capabilities that maximize results for our customers and create revenue opportunities for the Company’s shareholders.

“As the nation’s leading local media company with a portfolio of premiere stations and digital assets, a strong balance sheet, an attractive weighted average cost of capital, and prodigious annual free cash growth, we continue to have the financial flexibility to reduce leverage, evaluate additional accretive strategic growth investments and expand our return of capital to shareholders. In summary, Nexstar is executing very well on all functions including our operations, integration, synergy realization, capital structure, and service to our local communities. Our disciplines in these areas have driven significant growth as well as consistency and visibility to our results. We look forward to realizing the significant strategic and economic benefits from the Media General transaction in 2017 and remain confident that our ongoing initiatives to drive distribution, digital and odd-year political revenue growth across our platform combined with prudent management of our capital structure are a proven formula for sustained long term financial growth.”

Nexstar Media Group, 5/9/17

The consolidated debt of Nexstar, its wholly owned subsidiaries and its variable interest entities (“VIEs”) (collectively, the “Company”) at March 31, 2017, was $4,501.9 million including senior secured debt of $2,934.4 million.  The Company’s total net leverage ratio at March 31, 2017 was 4.7x.

The table below summarizes the Company’s debt obligations (net of financing costs and discounts):

($ in millions)	3/31/2017	12/31/2016
Revolving Credit Facilities	$3.0	$2.0
First Lien Term Loans	$2,931.4	$662.2
6.875% Senior Unsecured Notes	$-	$520.7
6.125% Senior Unsecured Notes	$272.7	$272.6
5.875% Senior Unsecured Notes	$409.6	$-
5.625% Senior Unsecured Notes	$885.2	$884.9
Total Debt	$4,501.9	$2,342.4

Cash on Hand	$72.9	$87.7

Media General Contingent Value Right

In connection with Nexstar’s merger with Media General, one Contingent Value Right (“CVR”) was issued for each of Media General’s outstanding common shares, stock options and other stock-based awards. The CVR entitles the holder to receive a pro rata share of the net proceeds from the disposition of Media General’s spectrum in the Federal Communications Commission’s spectrum auction.  The CVRs are not transferable, except in limited circumstances.  Later this month, Nexstar will be notifying the CVR Rights Agent, American Stock Transfer, of our estimate of “Distributable Company Proceeds” and “Estimate Holdback” amounts as required under the Contingent Value Rights Agreement.  While exact timing is not certain, we anticipate the first payments being made to CVR holders this summer and continuing thereafter until all of the spectrum proceeds have been received.  Please refer to the Contingent Value Rights Agreement for additional details.

First Quarter Conference Call

Nexstar will host a conference call at 10:00 a.m. ET today.  Senior management will discuss the financial results and host a question and answer session.  The dial in number for the audio conference call is 719/325-4940, conference ID 1598799 (domestic and international callers).  In addition, a live audio webcast of the call will be accessible to the public on Nexstar’s web site, http://www.nexstar.tv and a recording of the webcast will be archived on the site for 90 days following the live event.

Definitions and Disclosures Regarding non-GAAP Financial Information

Broadcast cash flow is calculated as income from operations, plus corporate expenses (including one-time transaction expenses), depreciation, amortization of intangible assets and broadcast rights (excluding barter), (gain) loss on asset disposal, non-cash representation contract termination fee and change in the fair value of contingent consideration, minus broadcast rights payments.

Adjusted EBITDA before one-time transaction expenses is calculated as broadcast cash flow less corporate expenses, excluding one-time transaction expenses. Adjusted EBITDA is calculated as Adjusted EBITDA before one-time transaction expenses less corporate one-time transaction expenses.

Nexstar Media Group, 5/9/17

Free cash flow is calculated as income from operations plus depreciation, amortization of intangible assets and broadcast rights (excluding barter), (gain) loss on asset disposal, non-cash compensation expense, non-cash representation contract termination fee and change in the fair value of contingent consideration, less payments for broadcast rights, cash interest expense, capital expenditures and net operating cash income taxes.

Broadcast cash flow, Adjusted EBITDA before one-time transaction expenses, Adjusted EBITDA and free cash flow results are non-GAAP financial measures.  Nexstar believes the presentation of these non-GAAP measures are useful to investors because they are used by lenders to measure the Company’s ability to service debt; by industry analysts to determine the market value of stations and their operating performance; by management to identify the cash available to service debt, make strategic acquisitions and investments, maintain capital assets and fund ongoing operations and working capital needs; and, because they reflect the most up-to-date operating results of the stations inclusive of TBAs or LMAs.  Management believes they also provide an additional basis from which investors can establish forecasts and valuations for the Company’s business.

For a reconciliation of these non-GAAP financial measurements to the GAAP financial results cited in this news announcement, please see the supplemental tables at the end of this release.

About Nexstar Media Group, Inc.

Nexstar Media Group is a leading diversified media company that leverages localism to bring new services and value to consumers and advertisers through its traditional media, digital and mobile media platforms. Nexstar owns, operates, programs or provides sales and other services to 170 television stations and related digital multicast signals reaching 100 markets or nearly 39% of all U.S. television households. Nexstar’s portfolio includes primary affiliates of NBC, CBS, ABC, FOX, MyNetworkTV and The CW. Nexstar’s community portal websites offer additional hyper-local content and verticals for consumers and advertisers, allowing audiences to choose where, when and how they access content while creating new revenue opportunities. For more information please visit www.nexstar.tv.

Forward-Looking Statements

This communication includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words "guidance," "believes," "expects," "anticipates," "could," or similar expressions. For these statements, Nexstar claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this communication, concerning, among other things, future financial performance, including changes in net revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, the ability to service and refinance our outstanding debt, successful integration of acquired television stations and digital businesses (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations' operating areas, competition from others in the broadcast television markets, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. Nexstar undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this communication might not occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see Nexstar’s other filings with the SEC.

Contact:
Thomas E. Carter	Joseph Jaffoni, Jennifer Neuman
Chief Financial Officer	JCIR
Nexstar Media Group, Inc.	212/835-8500 or nxst@jcir.com
972/373-8800

-tables follow-

Nexstar Media Group, 5/9/17

Nexstar Media Group, Inc.

Condensed Consolidated Statements of Operations
(in thousands, except per share amounts, unaudited)

	Three Months Ended March 31,
	2017	2016
Net revenue	$540,317	$255,658

Operating expenses:
Corporate expenses	64,399	15,811
Direct operating expenses, net of trade	216,060	87,946
Selling, general and administrative expenses, excluding corporate	109,903	52,354
Trade and barter expense	12,900	11,344
Depreciation	22,226	12,558
Amortization of intangible assets	48,158	12,079
Amortization of broadcast rights, excluding barter	14,236	5,637
Gain on disposal of stations, net	(57,716)	-
Total operating expenses	430,166	197,729
Income from operations	110,151	57,929
Interest expense, net	(79,237)	(20,654)
Loss on debt extinguishment	(31,804)	-
Other expenses	(107)	(136)
(Loss) income before income taxes	(997)	37,139
Income tax benefit (expense)	5,941	(14,865)
Net income	4,944	22,274
Net loss (income) attributable to noncontrolling interests	1,105	(547)
Net income attributable to Nexstar	$6,049	$21,727

Basic net income per common share attributable to Nexstar	$0.14	$0.71
Basic weighted average number of common shares outstanding	44,200	30,658

Diluted net income per common share attributable to Nexstar	$0.13	$0.69
Diluted weighted average number of common shares outstanding	45,419	31,538

-tables follow-

Nexstar Media Group, 5/9/17

Nexstar Media Group, Inc.

Reconciliation of Broadcast Cash Flow and Adjusted EBITDA (Non-GAAP Measures)

UNAUDITED (in thousands)

	Three Months Ended March 31,
Broadcast Cash Flow and Adjusted EBITDA:	2017	2016

Income from operations	$110,151	$57,929

Add:
Depreciation	22,226	12,558
Amortization of intangible assets	48,158	12,079
Amortization of broadcast rights, excluding barter	14,236	5,637
Gain on asset disposal, net	(57,622)	(97)
Corporate expenses	64,399	15,811

Change in the fair value of contingent consideration	-	404

Less:
Payments for broadcast rights	13,335	6,258

Broadcast cash flow	188,213	98,063
Margin %	34.8%	38.4%

Less:
Corporate expenses, excluding one-time transaction expenses	16,723	11,298

Adjusted EBITDA before one-time transaction expenses	171,490	86,765
Margin %	31.7%	33.9%

Less:
Corporate one-time transaction expenses	47,676	4,513

Adjusted EBITDA	$123,814	$82,252
Margin %	22.9%	32.2%

Nexstar Media Group, 5/9/17

Nexstar Media Group, Inc.

Reconciliation of Free Cash Flow (Non-GAAP Measure)

UNAUDITED (in thousands)

	Three Months Ended March 31,
Free Cash Flow:	2017	2016

Income from operations	$110,151	$57,929

Add:
Depreciation	22,226	12,558
Amortization of intangible assets	48,158	12,079
Amortization of broadcast rights, excluding barter	14,236	5,637
Gain on asset disposal, net	(57,622)	(97)
Non-cash compensation expense	4,810	3,134
Change in the fair value of contingent consideration	-	404
Corporate one-time transaction expenses	47,676	4,513
Less:
Payments for broadcast rights	13,335	6,258
Cash interest expense(1)	56,972	19,707
Capital expenditures	13,510	7,581
Operating cash income taxes, net of refunds	3,605	5,978

Free cash flow before one-time transaction expenses	102,213	56,633

Less:
Corporate one-time transaction expenses	47,676	4,513

Free cash flow	$54,537	$52,120

(1)	Excludes payments of $19.6 million in one-time fees during Q1 2017 associated with the financing of the Company’s merger with Media General.

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